Exhibit 10.1

PRE-SNOOP PATENT LICENSE AND ARBITRATION
SETTLEMENT AGREEMENT

THIS PRE-SNOOP PATENT LICENSE AND ARBITRATION SETTLEMENT AGREEMENT (the “Arbitration Settlement Agreement”) is entered into as of September 28, 2010 (the “Effective Date”) by and between OPTi Inc. (“OPTi”), a California corporation, having a principal place of business at 3430 W. Bayshore Rd., Suite 103, Palo Alto, CA 94303, and NVIDIA Corporation (“NVIDIA”), a Delaware corporation, having a principal place of business at 2701 San Tomas Expressway, Santa Clara, California 95050.

WHEREAS, on August 3, 2006, the parties executed the Pre-Snoop Patent License Agreement;

WHEREAS, on December 3, 2009, OPTi filed a demand for arbitration against NVIDIA pursuant to Section 5.7 of the Pre-Snoop Patent License Agreement; and

WHEREAS the parties desire to settle and resolve all differences relating to the Pre-Snoop Patents and Pre-Snoop Patent License Agreement;

WHEREAS the parties desire to terminate NVIDIA’s obligation to make Installment Payments under Section 5.1 of the Pre-Snoop Patent License Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

DEFINITIONS

“Arbitration” shall mean the demand for arbitration that OPTi filed against NVIDIA on December 3, 2009 pursuant to Section 5.7 of the Pre-Snoop Patent License Agreement, and which is currently pending before the American Arbitration Association.

The definitions included in the Pre-Snoop Patent License Agreement executed by the parties on August 3, 2006 (the “Pre-Snoop Patent License Agreement”) are otherwise incorporated in full herein.

AGREEMENT

1.1           Payment:                      NVIDIA shall pay OPTi two million United States dollars ($2 million) via initiating wire transfer on or before October 1, 2010.  Such payment constitutes payment in full by NVIDIA of all Installment Payments now or hereafter owing under the Pre-Snoop Patent License Agreement and termination of any obligation to make Installment Payments under Section 5.1 of the Pre-Snoop Patent License Agreement.  NVIDIA shall have no further payment obligations relating to or arising from the Pre-Snoop Patents or Pre-Snoop Patent License Agreement.  As a result, the license to NVIDIA shall now be fully paid-up, royalty free, and not limited to NVIDIA Core Logic Products.  The license being granted to NVIDIA is subject to all other terms and conditions set forth in the Pre-Snoop License Agreement

1.2           Release.                      (A)  As of the Effective Date of this Arbitration Settlement Agreement, OPTi releases and forever discharges NVIDIA of and from all manner of actions, causes of action, debts, dues, liabilities, controversies, claims, demands, rights, costs, expenses, or compensation of any kind or nature whatsoever, asserted or unasserted, whether based on a tort, contract, statute, or other theory of recovery, whether legal or equitable, and whether for compensatory, punitive, statutory, injunctive, or other form of damage or relief which had existed from the creation of the world to the execution of this Arbitration Settlement

Agreement, directly or indirectly relating to or arising from the Arbitration, Pre-Snoop Patents, or the Pre-Snoop Patent License Agreement at issue in the Arbitration; (B)  as of the Effective Date of this Arbitration Settlement Agreement, NVIDIA releases and forever discharges OPTi of and from all manner of actions, causes of action, debts, dues, liabilities, controversies, claims, demands, rights, costs, expenses, or compensation of any kind or nature whatsoever, asserted or unasserted, whether based on a tort, contract, statute, or other theory of recovery, whether legal or equitable, and whether for compensatory, punitive, statutory, injunctive, or other form of damage or relief which had existed from the creation of the world to the execution of this Arbitration Settlement Agreement, relating to or arising from the Arbitration or the Pre-Snoop Patent License Agreement at issue in the Arbitration.

1.3           The parties agree that this Arbitration Settlement Agreement (including its terms) shall not be made public until after it has been signed and executed by the parties.

1.4           OPTi will submit all necessary filings to dismiss the pending Arbitration within three (3) business days of OPTi receiving payment from NVIDIA pursuant to Section 1.1 of this Arbitration Settlement Agreement.

1.5           This Arbitration Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Arbitration Settlement Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

OPTi INC.

By:	/s/ Michael Mazzoni

Title:	Chief Financial Officer

Date:	September 28, 2010

NVIDIA CORPORATION

By:	/s/ David Shannon

Title	Executive Vice President, General Counsel & Secretary

Date:	September 28, 2010